Transactions effected pursuant to Rule 10F3.

Fund:		R.J. Involved?	Form Rec'd?	Yrs. In Business:	Cusip	Security:	Date of Purchase:	Date Offering commenced:	Purchase price:	Commission:	Securities acquired from:	Share amount purchased	$ Amount purchased:	Total Offering:	Spread
EGIF	Secondary Offering	No	N/A	N/A	24835100	American Campus Communities, Inc.	October 26, 2012	October 26, 2012	43.75		Merrill Lynch, PF&S NY	37,528	$1,641,850		0.00%